Exhibit 99.1

eLandia International Announces Going Private Transaction

MIAMI, FLORIDA November 8, 2011 - eLandia International Inc. (OTC BB:ELAN.OB), a leading Latin American networking company, announced that a special committee of its board of directors has received and approved a formal proposal from Amper, S.A., the holder of 85% of eLandia’s common stock, to take eLandia private.

Pursuant to the proposal, eLandia would effect a 1-for-150,000 reverse stock split of its common stock. Any shareholder holding less than one share following the reverse stock split will receive $0.65 in cash for each eLandia share held prior to the reverse stock split. As a result of the reverse stock split, it is expected that the number of beneficial shareholders of eLandia common stock will be reduced below 300 allowing the Company to deregister as a publicly reporting company under applicable Securities and Exchange Commission (“SEC”) regulations.

The eLandia board of directors had previously formed a special committee comprised of all independent directors to evaluate the Amper proposal as well as third party alternatives. The special committee retained a financial advisor to assist it in, among other things, evaluating Amper’s proposal as well as evaluating other proposals. The consummation of the going-private transaction is subject to certain conditions including review and approval of definitive documentation and the receipt by the special committee of a final fairness opinion from its financial advisor.

Prior to consummating the reverse stock split, eLandia will file an information statement and a Schedule 13E-3 transaction statement with the SEC setting forth additional information regarding the reverse stock split and the proposed going-private transaction. The Company’s shareholders are advised to read such filings when made available. It is expected that the Company will effect the reverse stock split, deregister its common stock and terminate its reporting obligations with the SEC in early 2012.

Amper has proposed to enter into agreements with each eLandia shareholder holding more than 150,000 shares of common stock pursuant to which such exchanging shareholders will receive 0.1265 shares of Amper stock in exchange for each share of eLandia common stock held prior to the reverse stock split. This exchange ratio is based on a market value of Amper stock of €3.68 per share. In the event the market value of the Amper shares is less than €3.68 on the second anniversary of the exchange, the exchanging shareholder will be entitled to receive additional Amper shares so that the market value of Amper shares issued and held in respect of each exchanged eLandia share shall have a market value equal to €3.68. The shares of Amper to be issued to the exchanging shareholders will be freely tradable on the Madrid stock exchange and will be subject to certain contractual lock-up provisions.

“We believe that in the current financial, business and industry environments, it is in the best interests of the Company to be privately held,” said Harley L. Rollins, CEO of eLandia. “We believe that this transaction provides fair value to our existing shareholders and will allow the Company to reduce costs substantially and streamline operations.”

Cautionary Note Regarding Forward-Looking Statements

This news release and other statements to be made by the Company contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including but not limited to statements relating to projections and estimates of earnings, revenue, cost-savings, expenses, or other financial items; statements of management’s plans, strategies, and objectives for future operations, and management’s expectations as to future operations and the time by which objectives will be achieved; and statements regarding future economic, industry, or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project, “ “estimate”, and “conditional verbs such as “may,” “could,” and “would,” and other similar expressions. Such forward-looking statements reflect management’s current expectations, beliefs, estimates, and projections regarding the Company, its industry and future events, and are based upon certain assumptions made by management. These forward-looking statements are not guarantees of future performance and necessarily are subject to risks, uncertainties, and other factors (many of which are outside the control of the Company) that could cause actual results to differ materially from those anticipated. These risks and uncertainties include the satisfaction of closing conditions for the transaction, including obtaining regulatory approvals; the possibility that the transaction will not be completed; general industry conditions and competition; and business and economic conditions. More information about potential risk, uncertainties and other are included in our filings with the U.S. Securities and Exchange Commission. In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of our management as of the date of this press release. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events.

About eLandia

With More than 3,000 business customers and a presence in 17 countries, eLandia (OTC BB: ELAN.OB), and its family of companies deliver an array of information and communications technology services to emerging markets experiencing rapid development, predominantly focusing on Latin America, the Caribbean and the South Pacific. eLandia assists its customers in implementing world-class integrated infrastructure solutions and cutting-edge networking technologies, and building highly-qualified local workforces to enable their businesses to transform and integrate into the global economy. For more information, please visit www.elandiagroup.com.